March 10, 2009	CONTACTS:
Jeff Wood – Chief Financial Officer Phone: 281-408-1203 Elizabeth Wilkinson – Investor Relations Phone: 281-408-1329

Eagle Rock Reports Fourth-Quarter and Year-End 2008 Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its financial results for the three months and year ended December 31, 2008.

Highlights:

The Partnership highlighted the following results for the fourth quarter of 2008, as compared to the fourth quarter of 2007:

•	Adjusted EBITDA increased by 22.2% to $63.5 million from $52.0 million. Fourth-quarter 2008 Adjusted EBITDA included an $18.3 million realized gain on commodity derivatives.
•	The quarterly distribution rate increased by 4.5% to $0.41 per unit from $0.3925 per unit, resulting in a $31.7 million distribution with respect to fourth quarter 2008.
•	Distributable Cash Flow increased by 38.9% to $47.2 million from $34.0 million. Fourth quarter Distributable Cash Flow represents 1.49x coverage of the fourth quarter 2008 distribution.
•
Net income increased to $54.8 million from a net loss of $111.6 million; fourth quarter net income benefited from a $214.0 million unrealized gain on derivatives partially offset by a $174.9 million impairment charge.

Fourth-quarter 2008 Adjusted EBITDA and Distributable Cash Flow excluded $6.5 million in non-cash amortization of commodity hedge costs.  Including these costs, Distributable Cash Flow would have been $40.7 million representing 1.28x coverage.

The following are significant results for the year ended December 31, 2008, as compared to the year ended December 31, 2007:

•	Adjusted EBITDA increased by 86.9% to $249.2 million from $133.4 million.
•	The annual distribution rate increased by 9.8% to $1.63 per unit from $1.485 per unit, resulting in total distributions of $120.8 million with respect to 2008.
•	Distributable Cash Flow increased by 132.1% to $182.5 million from $78.6 million. 2008 Distributable Cash Flow coverage was 1.51x.
•	The midstream and upstream asset bases were expanded via the Millennium Midstream and Stanolind Oil and Gas acquisitions.

•	Average daily throughput in the Midstream Business increased by 29.3% to 451 MMcf/d from 349 MMcf/d in 2007.
•	Average daily production in the Upstream Business increased by 3.0% to 5.5 MBoe/d from 5.3 MBoe/d in 2007.
•	The Minerals Business generated $16.8 million in lease bonus and delay rental income.
•
Net income increased to $87.5 million from a net loss of $145.6 million; 2008 net income benefited from a $180.1 million unrealized gain on derivatives partially offset by a $174.9 million impairment charge.

Full-year 2008 Adjusted EBITDA and Distributable Cash Flow excluded $13.3 million of non-cash amortization of commodity hedge costs.  Distributable Cash Flow including these costs would have been $169.2 million representing 1.40x coverage.

"We are very pleased to report solid financial results for the fourth quarter of 2008, despite the continued decline in commodity prices and a marked reduction in processing margins and drilling activity supporting our Midstream Business. During the fourth quarter, we benefited from our diversified business model, as the Upstream Segment achieved solid operating performance and the Minerals Segment contributed additional significant lease bonus income. In addition, the East Texas midstream assets we acquired on October 1 supported our performance during the quarter,” said Joseph A. Mills, chairman and chief executive officer.

He added, “We have prepared for challenging conditions to continue in 2009.  We restructured our hedge portfolio in January 2009 so that our expected 2009 cash flows will be much less sensitive to commodity price movements.  In addition, we are focused heavily on controlling costs and maintaining investment discipline while we monitor developments in the commodity and capital markets, as well as the drilling activity in our areas of operation.”

Adjusted EBITDA and Distributable Cash Flow are non GAAP financial measures that are defined below and reconciled to the most directly comparable GAAP financial measure of net income (loss) at the end of this release.

2009 Hedging Update

We entered into a series of hedging transactions in 2009 that supplemented and / or enhanced our existing 2009 hedge portfolio.  As a result, we have now hedged approximately 88% of our expected 2009 crude, condensate and natural gas liquids (heavier than ethane) production, and 93% of our expected 2009 natural gas and ethane production.  The majority of our liquids hedges (78%) are crude oil derivatives which have an average floor price of $91.59/Bbl, and the majority of our natural gas and ethane hedges (73%) are natural gas derivatives which have an average floor price of $7.36/MMBTU; the balance of our hedges are direct product hedges whose details are on our website.

Fourth-Quarter and Full-Year Results

Eagle Rock analyzes and manages its operations under seven distinct segments: four segments in our Midstream Business that we identify as the Texas Panhandle, East Texas / Louisiana, South Texas and Gulf of Mexico Segments, and the Upstream, Minerals and Corporate Segments. The Corporate Segment includes our risk management (derivatives) and other corporate activities. Please refer to the financial tables at the end of this release for further detailed information.

Fourth-Quarter Results

Revenue for the fourth-quarter 2008, including the impact of our realized and unrealized derivative gains and losses, increased 150.5% to $548.0 million compared with $218.7 million reported for the fourth quarter of 2007. Fourth-quarter 2008 revenues included a realized gain on commodity derivatives of $18.3 million and an unrealized gain on commodity derivatives of $241.2 million, as compared to the fourth-quarter 2007 in which Eagle Rock recorded a $7.4 million realized commodity derivatives loss and a $100.2 million unrealized commodity derivatives loss.  The unrealized commodity derivatives gain (loss) is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs.

Adjusted EBITDA for the fourth quarter of 2008 was $63.5 million compared with $52.0 million for the fourth quarter of 2007, an increase of 22.2%.  Fourth-quarter 2008 Distributable Cash Flow totaled $47.2 million compared to $34.0 for the fourth quarter of 2007.  Fourth-quarter 2008 Distributable Cash Flow represents 1.49x coverage of the fourth quarter 2008 distribution of $0.41 per unit paid on February 13, 2009.

Fourth-quarter 2008 Adjusted EBITDA and Distributable Cash Flow included a realized commodity derivative gain of $18.3 million, $4.2 million of which related to hedge reset transactions executed in November 2008.   Adjusted EBITDA and Distributable Cash Flow exclude $6.5 million of non-cash amortization of commodity hedge costs, such as the amortization of put premiums and of hedge reset costs.   Distributable Cash Flow including these costs would have been $40.7 million representing 1.28x coverage.

During the fourth quarter of 2008, and as a result of the depressed commodity price environment and reduced drilling activity impacting its assets, Eagle Rock recorded a non-cash impairment expense of $35.1 million in its Midstream Business, $107.0 million in its Upstream Business, $1.7 million in its Minerals Business and a $31.0 million impairment of goodwill originally recorded in conjunction with the Redman acquisition executed in 2007.  There was no impairment associated with the Stanolind and Millennium assets acquired in 2008.  During the fourth quarter of 2007, Eagle Rock recorded a non-cash impairment expense of $5.7 million related to its Minerals Business. Pursuant to generally accepted accounting principles in the United States, our impairment analysis does not take into account the value of our commodity derivative instruments, which generally increase as the estimates of future prices decline.

Net income for the fourth quarter of 2008 increased to $54.8 million, primarily due to the $214.0 million combined non-cash, unrealized gain related to commodity and interest rate risk derivatives, offset significantly by a $174.9 million non-cash asset impairment charge. The net loss for the fourth quarter of 2007 of $111.6 million was primarily due to the impact of a combined unrealized loss related to both commodity and interest rate risk derivatives of $110.1 million.

Fourth-Quarter 2008 Operating Results by Business

Midstream Business – Segment operating income for the Midstream Business in the fourth quarter of 2008, excluding the impact of the impairment discussed above, decreased by $20.9 million compared to the same period in 2007.  The decrease was caused primarily by a 12% decline in gas gathering volumes and lower realized NGL prices in our Texas Panhandle Segment.

Upstream Business – Segment operating income for our Upstream Business in the fourth quarter of 2008, excluding the impact of the impairment discussed above, decreased by $4.2 million compared to the same period in 2007.  The decrease was caused in part by a 38% decline in realized crude oil prices and a 7% decline in realized natural gas prices.  The decrease was also caused in part by Upstream depreciation, depletion and amortization, which increased by $6.1 million compared to the prior year period due primarily to higher production rates in the fourth quarter of 2008 and the addition of the Stanolind assets.  These factors were partially offset by the positive contribution to operating income from our Stanolind Acquisition and the increase in realized sulfur prices from $58 per long ton in fourth quarter 2007 to $304 per long ton in fourth-quarter 2008.

Minerals Business – Segment operating income from our Minerals Business in the fourth quarter of 2008, excluding the impact of the impairments discussed above, increased by $4.5 million compared to the same period in 2007.  The increase was primarily due to lease bonuses and delay rental payments totaling $4.6 million in the fourth quarter of 2008 compared to $0.7 million in the fourth quarter of 2007.  Total production increased by 7.5% in the fourth quarter of 2008 compared to the same period in 2007.  These positive factors were partially offset by decreases in realized prices of crude oil and natural gas of 38% and 18%, respectively.

Full-Year Financial Results

Revenue for 2008, including the impact of both our realized and unrealized derivative gains and losses, increased by 124.4% to $1,743.3 million compared with $776.8 million for the prior year. Revenue for 2008 includes $46.1 million of realized losses on commodity derivatives and $207.8 million of unrealized gains on commodity derivatives. Revenues for 2007 included $3.1 million of realized losses on commodity derivatives and $130.8 million of unrealized losses on commodity derivatives.

Adjusted EBITDA for the year ended December 31, 2008 was $249.2 million compared with $133.4 million for the year ended December 31, 2007, an increase of 86.9%.  Distributable Cash Flow for the year ended December 31, 2008 was $182.5 million representing 1.51x coverage of the 2008 distribution.

Adjusted EBITDA and Distributable Cash Flow for the full year ended 2008 exclude $13.3 million of non-cash amortization of commodity hedge costs.  Distributable Cash Flow including these costs would have been $169.2 million representing 1.40x coverage.

Net income increased to $87.5 million for the year ended December 31, 2008, compared to the net loss of $145.6 million for the year ended December 31, 2007. Net income of $87.5 million included a net unrealized commodity and interest rate derivative gain totaling $180.1 million, the non-recurring write-off of $10.7 million in bad-debt provisions related to SemCrude’s bankruptcy, and a $174.9 million non-cash asset impairment charge. The net loss of $145.6 million for the year ended December 31, 2007 included combined unrealized derivative losses of $144.2 million on our commodity and interest rate derivatives and a $5.7 million non-cash asset impairment charge.

Contract Mix

As of December 31, 2008, approximately 46.6% of the Partnership’s Midstream gathered volumes were contracted under fee-based contracts, 45.0% under percent-of-proceeds / fixed recovery contracts and 8.4% under keep-whole contracts.

Capitalization and Liquidity Update

On September 29, 2008, we requested a $181.0 million funding under our senior secured revolving credit facility to finance the Millennium acquisition. Lehman Brothers Commercial Bank, a lender under our credit facility, defaulted on its portion of the borrowing request, resulting in an actual funding of $176.4 million. As a result of the Lehman default, we believe the availability under our credit facility has been effectively reduced by approximately $9.1 million. As of December 31, 2008, we had $171.5 million in capacity available under our credit facility, after giving effect to the Lehman default.

We are within our financial covenants and have no maturities under our credit facility until December 2012. As of December 31, 2008, our interest coverage ratio, as defined in our credit agreement, was 6.6 as compared to a minimum interest coverage ratio of 2.5; our leverage ratio, as defined in the credit agreement, was 3.7 as compared to a maximum leverage ratio of 5.0 (5.25 until March 31, 2009 as a result of the Millennium acquisition).

Total funded debt as of December 31, 2008 was approximately $799.4 million.  Subsequent to year-end we added a net $20 million under our LIBOR-based borrowings, in addition to swingline activity under our credit facility.

We estimate that our capital expenditures will be approximately $40 million in 2009 as compared to $70.7 million in 2008. We expect the $40 million of total capital expenditures will be weighted equally between maintenance capital expenditures, which are funded from our cash flow, and growth capital expenditures, which are typically funded from external financing sources.

Unit Distributions

On February 4, 2009, we announced a fourth-quarter 2008 cash distribution of $0.41 per unit, or $1.64 per unit on an annualized basis, for all of our outstanding common, subordinated and general partner units. This distribution was paid on February 13, 2009, to unitholders of record on February 10, 2009. This distribution was equal to the prior quarter’s distribution and reflects an increase of approximately 4.5% over the distribution for the fourth quarter of 2007.

In the fourth quarter of 2008, we generated $47.2 million of Distributable Cash Flow ($40.7 million including amortization of commodity hedge costs), representing coverage of 1.49x of the amount required to pay our announced distribution to common, general partner and subordinated unitholders.

We make distribution determinations as required under our partnership agreement based on our Adjusted EBITDA, Distributable Cash Flow and the sustainability of distribution levels over an extended period. In addition to considering the Adjusted EBITDA and Distributable Cash Flow generated during the quarter, we take into account cash reserves in accordance with our partnership agreement established with respect to prior distributions and our internal forecasts of Adjusted EBITDA and Distributable Cash Flow over an extended period.

Distributions are set by the Board of Directors and are made in accordance with our partnership agreement and in consideration of the long-term sustainability of the business. Eagle Rock continues to evaluate its distribution policy given the current market conditions, including a depressed commodity pricing environment, a continued lack of access to both debt and equity markets, an increased cost of capital and/or decreased producer drilling activity.  We anticipate these conditions may persist, which could lead to a reduction in distributions.

Given that our 20.7 million subordinated units have not converted into common units, and will not do so prior to the third quarter of 2010 at the earliest, our common unitholders have substantial downside protection to their distribution below our Minimum Quarterly Distribution (as defined in our Partnership Agreement) of $0.3625 per unit or $1.45 per unit annualized.

Conference Call

Eagle Rock will hold a conference call to discuss its fourth-quarter, year-end 2008 financial results and recent developments on Wednesday, March 11 at 10 a.m. Eastern Time (9 a.m. Central Time).

Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership’s web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-679-8033, confirmation code 60286598.  Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call.  Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PU4XVXRHQ.  (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field.  Remove extra space if one exists.)  An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 29729718. In addition, a replay of the audio webcast will be available within a few days after the call on Eagle Rock’s website.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing interests in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

“Board of Directors” in this press release refers to the Board of Directors of the general partner of the general partner of the Partnership.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense, impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; and other (income) expense.

We use Adjusted EBITDA as a measure of our core profitability to assess the financial performance of our assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock’s financial statements such as investors, commercial banks and research analysts.  For example, our lenders under our revolving credit facility use a variant of our Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; we, therefore, use Adjusted EBITDA to measure our compliance with our revolving credit facility.  Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining our ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of our executed derivative instruments and is independent of our assets’ performance or cash flow generating ability, we believe Adjusted EBITDA reflects more accurately our ability to generate cash sufficient to pay interest costs, support our level of indebtedness, make cash distributions to our unitholders and general partner and finance our maintenance capital expenditures. We further believe that Adjusted EBITDA also describes more accurately the underlying performance of our operating assets by isolating the performance of our operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of our financial statements a more accurate picture of our current assets’ cash generation ability, independently from that of assets which are no longer a part of our operations.

Eagle Rock’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, we include in Adjusted EBITDA the actual settlement revenue created from our commodity hedges by virtue of transactions undertaken by us to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that we exclude from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.

Distributable Cash Flow is defined as Adjusted EBITDA minus:  (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures employed to replace partially- or fully- depreciated assets to maintain the existing operating capacity of the Partnership’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows, including well-connect expenditures; and b) in our Upstream Business, capital expenditures employed to partially or fully replace production volumes in order to maintain existing volumes and related cash flows.

Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Actual distributions are set by the Board of Directors and are made in consideration of the long-term sustainability of the business.

The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss).  Eagle Rock’s Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock.  See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges.  Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters.  In addition, we encourage you to look for an update to these risk factors which will be included in our 2008 Annual Report on Form 10-K that we intend to file shortly following the issuance of this press release.

Eagle Rock Energy Partners, L.P.
Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months		Twelve Months		Three Months
	Ended Dec. 31,		Ended December 31,		Ended
	2008	2007	2008	2007	September 30, 2008

REVENUE:

Natural gas, NGLs, condensate, oil and sulfur sales	$268,841	$312,275	$1,498,975	$868,101	$421,346
Gathering, compression, processing and treating fees	11,130	8,148	38,871	27,417	12,513
Minerals and royalty income	8,388	5,803	42,994	15,004	17,393
Unrealized commodity derivative gains (losses)	241,205	(100,240)	207,824	(130,773)	255,956
Realized commodity derivative gains (losses)	18,329	(7,385)	(46,059)	(3,061)	(24,105)
Other income	106	130	716	110	428
Total Revenue	547,999	218,731	1,743,321	776,798	683,531

COSTS AND EXPENSES:
Cost of natural gas and NGLs	208,530	235,042	1,154,707	686,882	316,788
Operations and maintenance	18,848	16,962	73,620	52,793	21,475
Taxes other than income	4,961	3,792	19,936	8,340	5,365
Impairment	143,857	-	143,857	-	-
Goodwill Impairment	30,994	5,749	30,994	5,749	-
General and administrative	14,540	11,212	45,701	27,799	9,893
Other operating	565	916	10,699	2,847	3,920
Depreciation, depletion and amortization	35,955	29,675	116,754	80,559	28,597
Total Costs and Expenses	458,250	303,348	1,596,268	864,969	386,038

OPERATING INCOME ( LOSS)	89,749	(84,617)	147,053	(88,171)	297,493

Other Income (Expense):
Interest income	120	630	793	1,160	212
Other income	2,461	(183)	5,328	696	434
Interest expense, net	(9,308)	(11,905)	(32,884)	(38,936)	(7,498)
Unrealized interest rate derivative gains (losses)	(27,245)	(9,848)	(27,717)	(13,403)	(501)
Realized interest rate derivative gains (losses)	(311)	448	(5,214)	1,415	(2,358)
Other expense	(303)	(6,682)	(955)	(8,226)	(205)
Total Other Income (Expense)	(34,586)	(27,540)	(60,649)	(57,294)	(9,916)

INCOME (LOSS) BEFORE INCOME TAXES	55,163	(112,157)	86,404	(145,465)	287,577

Income tax (benefit) provision	366	603	(1,116)	169	(494)

NET INCOME ( LOSS)	$54,797	$(111,554)	$87,520	$(145,634)	$288,071

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$17,916	$68,552
Accounts receivable	115,932	135,633
Risk management assets	76,769	-
Prepayments and other current assets	2,607	3,992
	213,224	208,177

Property plant and equipment - net	1,357,609	1,207,130
Intangible assets - net	154,206	153,948
Goodwill	-	29,527
Risk management assets	32,451
Other assets	15,571	11,145
Total assets	$1,773,061	$1,609,927

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$116,578	$132,485
Due to affiliate	4,473	16,964
Accrued liabilities	19,565	9,776
Taxes payable	1,559	723
Risk management liabilities	13,763	33,089
	155,938	193,037

Long-term debt	799,383	567,069
Asset retirement obligations	19,872	11,337
Deferred tax liability	42,349	17,516
Risk management liabilities	26,182	94,200
Other Long-term liabilities	1,622

Members' equity
Common unitholders	625,590	617,563
Subordinated unitholders	105,839	112,360
General partner	(3,714)	(3,155)
	727,715	726,768
Total Liabilities and Members' Equity	$1,773,061	$1,609,927

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended		Three Months
	Dec. 31		Dec.31		Ended
	2008	2007	2008	2007	Sept 30, 2008

Texas Panhandle
Revenues:
Natural gas, NGLs, oil and condensate sales	$78,547	$150,448	$592,997	$479,120	$179,608
Gathering, compression, processing, and treating services	2,405	2,255	10,069	8,910	2,671
Other	-	-	-	-	-
Total revenues	80,952	152,703	603,066	488,030	182,279
Cost of natural gas and NGLs	60,236	113,629	459,064	372,205	138,428
Operating costs and expenses:
Operations and maintenance	8,616	6,800	34,269	32,494	9,190
Depreciation, depletion and amortization	11,101	12,276	43,688	42,308	10,984
Total operating costs and expenses	19,717	19,076	77,957	74,802	20,174
Operating income	$999	$19,998	$66,045	$41,023	$23,677

East Texas/Louisiana (1)(2)
Revenues:
Natural gas, NGLs, oil and condensate sales	$66,724	$58,252	$298,720	$153,660	$71,861
Gathering, compression, processing, and treating services	6,264	3,341	23,320	13,547	8,908
Other				(21)
Total revenues	72,988	61,593	322,040	167,186	80,769
Cost of natural gas and NGLs	59,093	50,859	269,030	133,350	66,007
Operating costs and expenses:				-
Operations and maintenance	5,058	3,053	16,569	10,929	4,194
Impairment	26,994	-	26,994	-
Depreciation, depletion and amortization	4,713	3,568	13,559	10,781	2,989
Total operating costs and expenses	36,765	6,621	57,122	21,710	7,183
Operating income	$(22,870)	$4,113	$(4,112)	$12,126	$7,579

South Texas (1)(2)
Revenues:
Natural gas, NGLs, oil and condensate sales	$90,046	$71,958	$433,978	$184,634	$114,899
Gathering, compression, processing, and treating services	1,758	1,602	4,779	4,012	934
Other	13	1	15	1	-
Total revenues	91,817	73,561	438,772	188,647	115,833
Cost of natural gas and NGLs	87,825	70,555	425,237	181,327	112,353
Operating costs and expenses:
Operations and maintenance	1,062	419	2,924	1,058	635
Impairment	8,105		8,105
Depreciation, depletion and amortization	1,616	1,164	4,428	2,453	939
Total operating costs and expenses	10,783	1,583	15,457	3,511	1,574
Operating income	$(6,791)	$1,423	$(1,922)	$3,809	$1,906

Gulf of Mexico
Revenues:
Natural gas, NGLs, oil and condensate sales	$952	$-	$952	$-	$-
Gathering, compression, processing, and treating services	703	-	703	-	-
Other	-	-	-	-	-
Total revenues	1,655	-	1,655	-	-
Cost of natural gas and NGLs	1,376	-	1,376	-	-
Operating costs and expenses:
Operations and maintenance	605	-	605	-	-
Depreciation, depletion and amortization	1,521	-	1,521	-	-
Total operating costs and expenses	2,126	-	2,126	-	-
Operating income	$(1,847)	$-	$(1,847)	$-	$-

(1)	Includes operations related to the Laser Acquisition beginning on May 3, 2007.
(2)	Includes operations related to the Millennium Acquisition beginning October 2, 2008

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended		Three Months
	Dec 31,		Dec. 31,		Ended
	2008	2007	2008	2007	Sept 30, 2008

Midstream
Revenues:
Natural gas, NGLs, oil and condensate sales	$236,269	$280,658	$1,326,647	$817,414	$366,368
Gathering, compression, processing and treating services	11,130	7,198	38,871	26,469	12,513
Other	13	-	15	(20)	-
Total revenues	247,412	287,856	1,365,533	843,863	378,881
Cost of natural gas and NGLs	208,530	235,043	1,154,707	686,882	316,788
Operating costs and expenses:
Operations and maintenance	15,341	10,272	54,367	44,481	14,019
Impairment	35,099	-	35,099	-	-
Depletion, depreciation and amortization	18,951	17,008	63,196	55,542	14,912
Total operating costs and expenses	69,391	27,280	152,662	100,023	28,931
Operating income	$(30,509)	$25,533	$58,164	$56,958	$33,162

Upstream (1)
Revenues:
Oil and condensate	$10,373	$15,286	$72,526	$24,874	$22,694
Natural gas	8,159	6,835	32,513	11,210	11,168
NGLs	4,006	7,649	29,530	12,015	8,059
Sulfur	10,034	1,848	37,759	2,588	13,057
Other	93	1,078	701	1,078	428
Total revenues	32,665	32,696	173,029	51,765	55,406
Operating costs and expenses:
Operations and maintenance	8,112	10,059	37,481	15,881	12,394
Impairment	107,017	-	107,017	-	-
Goodwill Impairment	30,994	-	30,994	-	-
Depreciation, depletion and amortization	15,488	9,339	44,997	16,235	11,170
Total operating costs and expenses	161,611	19,398	220,489	32,116	23,564
Operating income	$(128,946)	$13,298	$(47,460)	$19,649	$31,842

Minerals (2)
Revenues:
Oil and condensate	$1,848	$2,916	$14,337	$7,529	$4,390
Natural gas	1,633	2,153	10,451	5,493	3,044
NGLs	317	68	1,376	693	413
Lease bonus, rentals and other	4,590	666	16,830	1,289	9,546
Total revenues	8,388	5,803	42,994	15,004	17,393
Operating costs and expenses:
Operations and maintenance	356	423	1,708	771	427
Impairment	1,741	5,749	1,741	5,749
Depreciation, depletion and amortization	1,314	3,137	7,774	8,028	2,321
Total operating costs and expenses	3,411	9,309	11,223	14,548	2,748
Operating income	$4,977	$(3,506)	$31,771	$456	$14,645

Corporate
Revenues:
Unrealized commodity derivative gains (losses)	$241,205	$(100,240)	$207,824	$(130,773)	$255,956
Realized commodity derivative gains ( losses)	18,329	(7,385)	(46,059)	(3,061)	(24,105)
Total revenues	259,534	(107,625)	161,765	(133,834)	231,851
General and administrative	14,540	11,212	45,701	27,799	9,893
Depreciation, depletion and amortization	202	190	787	754	194
Other operating expense	565	916	10,699	2,847	3,920
Operating income (loss)	$244,227	$(119,943)	$104,578	$(165,234)	$217,844

______________________________________________

(1)	Includes operations from the EAC and Redman acquisitions beginning on August 1, 2007 and from the Stanolind acquisition beginning on May 1, 2008.

(2)	Includes operations from the Montierra acquisition beginning on May 1, 2007 and from the MacLondon acquisition beginning July 1, 2007.

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)
	Three Months Ended		Twelve Months Ended		Three Months
	Dec. 31,		Dec.31,		Ended
	2008	2007	2008	2007	Sept 30, 2008

Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	144,155	163,411	151,964	151,260	159,254
East Texas/Louisiana	275,592	157,450	198,365	134,007	173,728
South Texas	111,111	92,345	88,488	63,435	80,097
Gulf of Mexico	47,796		12,014
Total	578,654	413,206	450,831	348,702	413,079

NGLs and condensate - (Net equity gallons)
Texas Panhandle	22,227,210	23,694,310	86,514,543	88,973,113	22,752,290
East Texas/Louisiana	9,923,292	5,746,483	28,619,378	18,320,082	6,768,037
South Texas	1,014,300	246,668	2,413,483	436,490	571,615
Gulf of Mexico	176,962	-	176,962	-	-
Total	33,341,764	29,687,461	117,547,404	107,729,685	30,091,942

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(6,054)	(6,570)	(5,607)	(7,184)	(4,150)
East Texas/Louisiana	3,041	(382)	1,427	1,077	747
South Texas	500	500	500	250	500
Total	(2,513)	(6,452)	(3,680)	(5,857)	(2,903)

Average realized NGL price - per Bbl
Texas Panhandle	$28.89	$61.74	$58.34	$51.24	$66.36
East Texas/Louisiana	$29.37	$55.44	$54.66	$44.94	$57.54
South Texas	$32.52	$60.06	$52.66	$55.44	$83.16
Gulf of Mexico	$20.58	$-	$20.58	$-	$-
Weighted average	$29.34	$59.64	$56.77	$48.30	$64.26

Average realized condensate price - per Bbl
Texas Panhandle	$64.53	$80.31	$94.27	$63.51	$106.43
East Texas/Louisiana	$63.18	$94.14	$101.62	$73.33	$125.29
South Texas	$53.40	$86.34	$92.10	$78.89	$112.20
Gulf of Mexico	$-	$-	$-	$-	$-
Weighted average	$64.00	$81.21	$94.82	$64.31	$108.23

Average realized natural gas price - per MMbtu
Texas Panhandle	$4.08	$6.60	$7.44	$6.08	$8.81
East Texas/Louisiana	$6.59	$6.62	$8.75	$6.54	$9.69
South Texas	$6.08	$6.46	$8.99	$6.38	$9.42
Gulf of Mexico	$6.64	$-	$6.64	$-	$-
Weighted average	$6.75	$6.31	$8.76	$6.25	$9.22

Eagle Rock Energy Partners, L.P.
Upstream and Minerals Operations Information
(unaudited)

	Three Months Ended		Twelve Months Ended		Three Months
	Dec. 31,		Dec. 31,		Ended
	2008	2007	2008	2007	Sept. 30, 2008

Upstream
Production:
Oil and condensate (Bbl)	214,988	195,229	831,631	336,028	230,727
Gas (Mcf)	1,173,756	917,981	4,122,997	1,584,279	1,233,951
NGLs (Bbl)	115,497	123,833	481,259	212,061	119,664
Total Mcfe	3,156,666	2,832,353	12,000,337	4,872,813	3,336,297

Sulfur (Long ton)	33,024	31,742	104,795	44,201	25,816

Realized prices, excluding derivatives:
Oil and condensate (per Bbl)	$48.25	$78.30	$87.21	$74.02	$98.36
Gas (per Mcf)	$6.95	$7.45	$7.89	$7.08	$9.05
NGLs (per Bbl)	$34.68	$61.77	$61.36	$56.66	$67.35
Sulfur (per Long ton)	$303.84	$58.22	$360.31	$58.55	$505.77
	-
Operating statistics:
Operating costs per Mcfe (incl production taxes)	$2.57	$3.55	$3.12	$3.26	$3.71
Operating costs per Mcfe (excl production taxes)	$1.40	$2.64	$1.85	$2.35	$2.46
Operating Income per Mcfe	$(40.85)	$4.70	$(3.95)	$4.03	$9.54

Drilling program (gross wells):
Development wells	6	2	24	2	6
Completions	5	2	23	2	6
Workovers	1	2	13	4	11
Recompletions	1	1	13	1	5

Minerals
Production:
Oil and condensate (Bbl)	35,407	34,367	156,118	106,275	42,004
Gas (Mcf)	298,414	323,576	1,277,046	872,176	336,060
NGLs (Bbl)	8,917	(762)	26,298	14,862	6,981
Total Mcfe	564,358	525,208	2,371,542	1,599,001	629,970

Realized prices, excluding derivatives:
Oil and condensate (per Bbl)	$52.19	$84.85	$91.83	$70.84	$104.62
Gas (per Mcf)	$5.47	$6.65	$8.18	$6.30	$9.36
NGLs (per Bbl)	$35.55	$-	$52.32	$46.63	$59.16

Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

Net income (loss) to adjusted EBITDA
	Three Months Ended		Twelve Months Ended		Three Months
	Dec. 31,		Dec. 31,		Ended
	2008	2007	2008	2007	Sept 30, 2008

Net income (loss), as reported	$54,797	$(111,554)	$87,520	$(145,634)	$288,071

Depreciation, depletion and amortization expense	35,955	29,675	116,754	80,559	28,597
Impairment	174,851	5,749	174,851	5,749
Risk management interest related instruments-unrealized	27,245	9,848	27,717	13,403	501
Risk management commodity related instruments-unrealized, including amortization of commodity derivative costs	(241,205)	100,240	(207,824)	130,773	(255,956)
Other operating expenses (non-recurring) (1)	565	916	10,699	2,847	3,920
Restricted units non-cash amortization expense	3,547	783	7,694	2,395	1,427
Income tax provision (benefit)	366	(603)	(1,116)	169	(494)
Interest - net including realized risk management instruments and other expense	9,802	17,508	38,260	44,587	9,849
Non-recurring operations (1)		(795)		(795)
Other (income)/expense	(2,461)	183	(5,328)	(696)	(434)

Adjusted EBITDA	$63,462	$51,950	$249,227	$133,357	$75,481

Net income (loss) to distributable cash flow

Net income (loss), as reported	$54,797	$(111,554)	$87,520	$(145,634)	$288,071

Depreciation, depletion and amortization expense	35,955	29,675	116,754	80,559	28,597
Impairment	174,851	5,749	174,851	5,749
Risk management interest related instruments-unrealized	27,245	9,848	27,717	13,403	501
Risk management commodity related instruments-unrealized, including amortization of commodity derivative costs	(241,205)	100,240	(207,824)	130,773	(255,956)
Capital expenditures-maintenance related	(6,038)	(6,406)	(27,485)	(15,627)	(5,434)
Write off bad debt		6,215		6,215
Loss on sale of investment	-		-
Restricted units non-cash amortization expense	3,547	782	7,694	2,395	1,427
Other operating expenses (non-recurring) (1)	565	121	10,699	2,052	-
Income tax provision (benefit)	366	(603)	(1,116)	169	(494)
Other (income)/expense	(2,461)	183	(5,328)	(696)	(434)
Cash income taxes	(456)	(288)	(989)	(724)	(229)

Distributable cash flow	$47,166	$33,962	$182,493	$78,634	$56,049

______________________________________________
(1)
Includes:   SemGroup bad debt expense for the three months and year ended December 31, 2008, a settlement of arbitration for $1.4 million and severance to a former executive of $0.3 million for the year ended December 31, 2007, and $0.9 million  and $1.1 million of liquidated damages related to related to the late registration of our common units for the three months and year ended December 31, 2007, respectively, and other miscellaneous items of $0.8 million for the three months and year ended December 31, 2007.

Supplemental Information
($ in thousands)

	Three Months Ended		Twelve Months Ended		Three Months
	Dec. 31,		Dec. 31,		Ended
	2008	2007	2008	2007	Sept 30, 2008

Amortization of commodity derivative costs	6,510	2,029	13,288	8,224	2,259

Oil and Natural Gas Reserves

Estimates of proved reserves at December 31, 2008, were prepared by Cawley, Gillespie & Associates, Inc. (“Cawley Gillespie”), the Partnership’s independent consulting petroleum engineers. All proved reserves are located in the United States of America.

The following table illustrates the Partnership’s estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by Cawley Gillespie. Natural gas liquids are included in oil reserves. Oil and natural gas liquids are based on the December 31, 2008 West Texas Intermediate posted price of $44.60 per barrel and are adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices are based on a December 31, 2008 Henry Hub spot market price of $5.63 per MMBtu and are adjusted by lease for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

	Proved Reserves

			Natural Gas
	Oil	Gas	Liquids
	(MBbls)	(MMcf)	(MBbls)

Proved reserves, January 1, 2008	10,081	44,643	5,743

Extensions and discoveries	189	3,566	45

Purchase of minerals in place	3,512	8,157	1,432

Production	988	5,400	508

Sale of minerals in place	0	0	0

Revision of previous estimates	(2,789)	(6,378)	(1,073)

Proved reserves, December 31, 2008	10,006	44,588	5,639

	Proved Developed Reserves

			Natural Gas
	Oil	Gas	Liquids
	(MBbls)	(MMcf)	(MBbls)

December 31, 2008	9,200	36,157	4,883

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